EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Morgan Growth Fund
File Number: 811-1685
Registrant CIK Number: 0000068138


Item 73

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 73 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


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

Series 1 Identifier S000002871 Vanguard Morgan Growth Fund
Class 1 SEC Identifier C000007888
Class 2 SEC Identifier C000007889


Item 73

Distributions per share for which record date passed during the period:

B)	1. Capital Gains											    $2.143
	2. Capital Gains from a second class of open-end company shares					  	    $6.643



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